Exhibit 99.1

News Release

ANALYSTS AND MEDIA CONTACT:

Susan Kappes (972) 855-3729

Atmos Energy Corporation Reports Strong Results

for Fiscal 2004 Third Quarter and Nine Months

DALLAS (August 10, 2004)—Atmos Energy Corporation (NYSE: ATO) today reported net income of $4.8 million, or $0.09 per diluted share, for the fiscal 2004 third quarter ended June 30, 2004, compared with a net loss of $0.2 million, or breakeven on a per-diluted-share basis, for the fiscal 2003 third quarter ended June 30, 2003.

For the nine months ended June 30, 2004, net income was $92.6 million, or $1.78 per diluted share, compared with net income of $74.1 million, or $1.65 per diluted share (after the cumulative effect of a change in accounting principle), for the nine months ended June 30, 2003. Results for the prior-year period were affected by a cumulative noncash charge of $7.8 million, resulting from a change in accounting principle for the adoption of the final provisions of EITF 02-03, which required the company to change the way it accounts for gas storage and transportation contracts. Excluding the cumulative effect of the accounting change, net income was $81.9 million for the nine months ended June 30, 2003, or $1.82 per diluted share.

Results for the first nine months of fiscal 2004 represent a 13 percent year-over-year increase in net income before the cumulative effect of the accounting change, despite weather that was 5 percent warmer than last year. Earnings per diluted share before the cumulative effect of the accounting change decreased 2 percent because the company’s average number of diluted shares outstanding rose by 7.3 million shares, or 16 percent, from June 30, 2003, to June 30, 2004.

“The third fiscal quarter, with its warmer weather, is traditionally a loss quarter for our utility business, but we saw marked improvement in our utility results this quarter, as compared to previous years,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy. “Utility throughput increased as a result of cooler weather this quarter over the same quarter last year, but we also began to see the positive effect of our rate strategy and the resulting rate increases we achieved this year in Kansas, Texas and Mississippi.

“We remain confident that our strong year-to-date results keep us on track to meet our earnings target of $1.55 to $1.60 per diluted share for fiscal 2004, even with the modest dilution from our recent equity offering of 9.9 million new shares. For fiscal 2005, we believe Atmos Energy can deliver earnings in the range of $1.65 to $1.75 per diluted share. Of that amount, we expect our pending acquisition of TXU Gas to contribute from 5 cents to 10 cents per diluted share,” Best said.

Results for the 2004 Third Quarter Ended June 30, 2004

Consolidated gross profit for the 2004 third quarter ended June 30, 2004, was $107.5 million, compared with $95.1 million for the same period last year. Utility operations contributed $93.2 million to gross profit, compared with $84.6 million in the prior-year quarter. Utility gas throughput for the 2004 third quarter was 42.6 billion cubic feet (Bcf), compared with 39.8 Bcf for the same period a year ago. Increased utility throughput in the current quarter primarily was due to increased consumption resulting from weather that was 9 percent colder than the prior-year quarter, as adjusted for jurisdictions with weather-normalized operations. Additionally, the increase in utility gross profit reflects the effect of rate case increases in Mississippi, Texas and Kansas quarter over quarter. Nonutility gross profit for the three months ended June 30, 2004, was $14.7 million, compared with $10.7 million in the prior-year quarter. Nonutility gross profit for the current-year quarter includes an unrealized loss on open natural gas marketing and storage contracts of $0.1 million, compared with an unrealized loss of $4.1 million in the prior-year quarter.

Operation and maintenance expense for the 2004 third quarter was $50.5 million, compared with $45.1 million in the 2003 third quarter. Excluding the provision for doubtful accounts, operation and maintenance expense for the 2004 third quarter increased $7.8 million from the third quarter last year, primarily due to an increase in labor, benefits and insurance costs. The provision for doubtful accounts decreased $2.4 million quarter over quarter due to improved accounts receivable collections during fiscal 2004. In the utility segment, the average cost of natural gas for the 2004 third quarter was $6.49 per Mcf, compared with $6.23 per Mcf for the same period last year.

Miscellaneous income for the 2004 third quarter was $2.2 million, compared with income of $0.7 million for the same period in 2003. The $1.5 million increase was primarily attributable to a $1.0 million pretax gain associated with the sale of the company’s remaining indirect interest in Heritage Propane Partners, L.P., (Heritage) and a $0.8 million gain on the sale of an office building during the third quarter of fiscal 2004. Miscellaneous income also was favorably affected by the absence in 2004 of $0.6 million of weather insurance amortization, resulting from the termination of a weather insurance policy in the third quarter of fiscal 2003. These increases were partially offset by lower equity earnings of $0.8 million from the indirect investment in Heritage, resulting from the sale of Atmos Energy’s interest in fiscal 2004.

Results for the Nine Months Ended June 30, 2004

Consolidated gross profit for the nine months ended June 30, 2004, was $472.7 million, compared with $435.2 million for the nine-month period last year. Utility gross profit was $421.0 million, compared with $407.9 million in the prior-year period. The increase in utility gross profit primarily reflects the effect of a full nine months of results in the current period from the operations of Mississippi Valley Gas Company (MVG), which was acquired in December 2002, compared with seven months of results in the prior-year period. Utility gas throughput in the 2004 nine-month period was 208.6 Bcf, compared with 210.9 Bcf for the same period a year ago. Lower throughput in the current period primarily was due to lower consumption, resulting from weather that was 5 percent warmer than the prior-year period and 4 percent warmer than normal, as adjusted for jurisdictions with weather-normalized operations. Nonutility gross profit was $52.3 million for the nine months ended June 30, 2004, compared with $27.8 million in the prior-year period. The improvement in the nonutility gross profit was primarily attributable to the margin enhancement initiative undertaken in the latter half of fiscal 2003, the ability to amend contracts to transfer risk to customers and improved position management. These increases were partially offset by the effects of warmer weather in the current-year period. Natural gas marketing sales volumes were 173.7 Bcf during the first nine months of 2004, compared with 181.0 Bcf in the prior-year period.

Operation and maintenance expense for the nine months ended June 30, 2004, was $166.5 million, compared with $151.3 million in the 2003 period. Excluding the provision for doubtful accounts and the $6.1 million increase attributable to the acquired MVG assets, operation and maintenance expense for the first nine months of 2004 increased $12.0 million, compared to the first nine months of 2003, primarily due to an increase in labor, benefits and insurance costs. The provision for doubtful accounts was $5.6 million in the nine months ended June 30, 2004, compared with $8.5 million last year. The decrease in the provision for doubtful accounts is attributable to improved accounts receivable collections during fiscal 2004. In the utility segment, the average cost of natural gas for the 2004 nine-month period was $6.56 per Mcf, compared with $5.78 per Mcf for the same period last year.

Depreciation and amortization expense for the nine months ended June 30, 2004, was $69.9 million, compared to $65.3 million in the 2003 period, which primarily reflects the results of a full nine months of depreciation on the MVG assets.

Taxes, other than income taxes, for the nine months ended June 30, 2004, were $45.9 million, compared with $44.1 million for the same period last year. The increase primarily was attributable to additional franchise, payroll and property taxes associated with the acquired MVG assets and higher franchise taxes due to higher revenues.

Miscellaneous income for the first nine months of 2004 was $7.9 million, compared with miscellaneous income of $3.3 million for the same period in 2003. The $4.6 million increase primarily was attributable to a $5.9 million pretax gain associated with the sale of the company’s interest in Heritage during fiscal 2004. Miscellaneous income (expense) also was favorably affected by $5.0 million related to the absence of weather insurance amortization, resulting from the termination of a weather insurance policy in the third quarter of fiscal 2003. These increases were partially offset by the absence in the first nine months of 2004 of a $3.9 million pretax gain recognized in the prior year associated with a sales-type lease of a distributed electric generation plant and a $2.1 million reduction in the 2004 period of equity earnings from the company’s indirect investment in Heritage, resulting from the sale of Atmos Energy’s indirect interest in January 2004.

Interest charges for the first nine months of 2004 were $49.5 million, compared with $47.7 million for the same period in 2003. The $1.8 million increase was primarily due to higher average outstanding debt balances and the resulting incremental interest expense associated with Atmos Energy’s $250 million debt offering in January 2003 used to partially finance the MVG acquisition.

For the nine months ended June 30, 2004, operating activities provided cash of $359.3 million, compared with $117.3 million during the nine months ended June 30, 2003. The year-over-year increase was primarily due to improved accounts receivable collections and favorable changes in various working capital accounts.

Highlights and Recent Developments

Acquisition of TXU Gas Operations

On June 17, 2004, Atmos Energy entered into a definitive agreement to acquire through a merger the natural gas distribution and pipeline operations of TXU Gas Company, a wholly owned subsidiary of TXU Corp., in an all-cash transaction valued at $1.925 billion. The acquisition will increase the company’s number of customers served in its gas distribution business to more than 3.1 million and make Atmos Energy the largest pure-play natural gas distribution company in the United States. It also will make the company one of the largest intrastate pipeline operators in Texas. With respect to regulatory approvals, the 30-day waiting period under the Hart-Scott-Rodino Act expired August 2, 2004. In addition, the Virginia State Corporation Commission issued an order on August 6, 2004, approving the short-term debt financing for the acquisition. Regulatory approvals from the state regulatory commissions in Iowa and Missouri are pending. The acquisition is expected to close in the first quarter of fiscal 2005, beginning October 1, 2004. The transaction is expected to be accretive to earnings in fiscal 2005 by 5 cents to 10 cents per diluted share.

Equity Offering

On July 19, 2004, Atmos Energy completed the sale of 9,939,393 shares of common stock from a public offering, priced at $24.75, which raised approximately $236.2 million in net proceeds before legal, accounting and other offering costs. The company intends to use the proceeds to pay a portion of the $1.925 billion purchase price to acquire the natural gas distribution and pipeline operations of TXU Gas Company.

Atmos Energy Corporation Renews Credit Facility

Effective July 23, 2004, Atmos Energy renewed its $350 million committed revolving credit facility through January 23, 2005. A longer-term renewal will be sought after the close of the TXU Gas Company acquisition. This facility serves as a backup liquidity facility for the company’s commercial paper program and contains essentially the same terms as those of the previous facility. Bank One serves as the lead agent on the unsecured facility, and JP Morgan Capital Markets and SunTrust Robinson Humphrey acted as co-lead arrangers.

Conference Call to be Webcast August 11

Atmos Energy Corporation will host a webcast conference call on August 11 at 7 a.m. CDT to discuss financial results for its third quarter and nine months of fiscal 2004. Atmos Energy officers who will participate in the conference call will be: Bob Best, chairman, president and chief executive officer; Pat Reddy, senior vice president and chief financial officer; Earl Fischer, senior vice president, utility operations; JD Woodward, senior vice president, nonutility operations; Fred Meisenheimer, vice president and controller; Laurie Sherwood, vice president, corporate development, and treasurer; and Susan Kappes, vice president, investor relations and corporate communications. To listen to the call, dial 1-800-218-0204. Slides for the webcast may be viewed on the Internet at www.atmosenergy.com.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the Company’s other documents or oral presentations, the words “anticipate,” “expect,” “estimate,” “intends,” “plans,” “believes,” “objective,” “forecast,” “goal,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the successful completion, financing and integration of the Company’s pending acquisition of the operations of TXU Gas and its other acquisitions, the Company’s ability to continue to access the capital markets and the other factors discussed in the Company’s SEC filings. These factors include the risks and uncertainties discussed in the Company’s Form 10-K for the fiscal year ended September 30, 2003. Although the Company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Atmos Energy Corporation, headquartered in Dallas, is one of the largest natural gas distributors in the United States, serving about 1.7 million gas utility customers. Atmos Energy’s utility operations serve more than 1,000 small and medium-size communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 18 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers, manage company-owned natural gas storage and pipeline assets and construct small electric generating plants for industrial and municipal customers. On June 17, 2004, Atmos Energy entered into a definitive agreement to acquire the natural gas distribution and pipeline operations of TXU Gas Company for $1.925 billion. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income (000s except per share)	Three Months Ended June 30		Nine Months Ended June 30
	2004	2003	2004	2003
Operating revenues:
Utility segment	$256,252	$245,998	$1,425,022	$1,342,527
Natural gas marketing segment	364,339	374,832	1,255,386	1,338,732
Other nonutility segment	6,210	3,685	20,492	16,242
Intersegment eliminations	(80,743)	(136,045)	(273,741)	(334,457)

	546,058	488,470	2,427,159	2,363,044
Purchased gas cost:
Utility segment	163,093	161,426	1,003,977	934,649
Natural gas marketing segment	352,708	367,395	1,214,395	1,325,655
Other nonutility segment	3,150	467	9,158	1,475
Intersegment eliminations	(80,385)	(135,882)	(273,042)	(333,933)

	438,566	393,406	1,954,488	1,927,846

Gross profit	107,492	95,064	472,671	435,198

Operation and maintenance expense	50,467	45,141	166,476	151,310
Depreciation and amortization	23,268	23,192	69,879	65,273
Taxes, other than income	12,297	12,675	45,901	44,057

Total operating expenses	86,032	81,008	282,256	260,640

Operating income	21,460	14,056	190,415	174,558

Miscellaneous income	2,187	686	7,850	3,321
Interest charges	16,011	16,042	49,506	47,679

Income (loss) before income taxes and cumulative effect of accounting change	7,636	(1,300)	148,759	130,200
Income tax expense (benefit)	2,871	(1,099)	56,148	48,303

Income (loss) before cumulative effect of accounting change	4,765	(201)	92,611	81,897
Cumulative effect of accounting change, net of income tax benefit	—	—	—	(7,773)

Net income (loss)	$4,765	$(201)	$92,611	$74,124

Basic income (loss) per share:
Income (loss) before cumulative effect of accounting change	$0.09	$(.00)	$1.79	$1.83
Cumulative effect of accounting change, net of income tax benefit	—	—	—	(.17)

Net income (loss)	$0.09	$(.00)	$1.79	$1.66
Diluted income (loss) per share:
Income (loss) before cumulative effect of accounting change	$0.09	$(.00)	$1.78	$1.82
Cumulative effect of accounting change, net of income tax benefit	—	—	—	(.17)

Net income (loss)	$0.09	$(.00)	$1.78	$1.65

Cash dividends per share	$.305	$.300	$.915	$.900

Weighted average shares outstanding:
Basic	52,220	45,997	51,788	44,679
Diluted	52,617	45,997	52,166	44,879

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Summary Net Income (Loss) by Segment (000s)	Three Months Ended June 30		Nine Months Ended June 30
	2004	2003	2004	2003
Utility	$(548)	$(4,617)	$71,121	$70,494
Natural gas marketing	3,950	3,516	14,908	(4,563)
Other nonutility	1,363	900	6,582	8,193

Consolidated net income (loss)	$4,765	$(201)	$92,611	$74,124

Condensed Balance Sheets (000s)	June 30, 2004	September 30, 2003
Net property, plant and equipment	$1,684,746	$1,624,394

Cash and cash equivalents	126,895	15,683
Cash held on deposit in margin account	—	17,903
Accounts receivable, net	243,719	216,783
Gas stored underground	90,141	168,765
Other current assets	18,710	38,863

Total current assets	479,465	457,997

Goodwill and intangible assets	275,844	273,499
Deferred charges and other assets	240,477	271,023

	$2,680,532	$2,626,913

Shareholders’ equity	$926,846	$857,517
Long-term debt	863,266	863,918

Total capitalization	1,790,112	1,721,435

Accounts payable and accrued liabilities	201,123	179,852
Other current liabilities	210,759	133,957
Short-term debt	—	118,595
Current maturities of long-term debt	5,918	9,345

Total current liabilities	417,800	441,749

Deferred income taxes	227,899	223,350
Deferred credits and other liabilities	244,721	240,379

	$2,680,532	$2,626,913

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows (000s)	Nine Months Ended June 30
	2004	2003
Net income	$92,611	$74,124

Cash flows from operating activities

Cumulative effect of accounting change, net of income tax benefit	—	7,773
Gain on sales of assets	(6,700)	—
Depreciation and amortization	71,149	66,949
Deferred income taxes	5,750	9,148
Changes in assets and liabilities	197,857	(35,299)
Other	(1,405)	(5,403)

Net cash provided by operating activities	359,262	117,292

Cash flows from investing activities

Capital expenditures	(129,508)	(113,637)
Acquisitions	(1,957)	(74,650)
Proceeds from sales of assets	27,919	—
Other	(505)	315

Net cash used in investing activities	(104,051)	(187,972)

Cash flows from financing activities

Net decrease in short-term debt	(118,595)	(145,091)
Net proceeds from issuance of long-term debt	5,000	253,267
Proceeds from bridge loan	—	147,000
Repayment of bridge loan	—	(147,000)
Repayment of long-term debt	(9,079)	(72,333)
Repayment of Mississippi Valley Gas debt	—	(70,938)
Cash dividends paid	(47,615)	(39,893)
Issuance of common stock	26,290	19,336
Net proceeds from equity offering	—	96,826

Net cash provided (used) by financing activities	(143,999)	41,174

Net increase (decrease) in cash and cash equivalents	111,212	(29,506)
Cash and cash equivalents at beginning of period	15,683	46,827

Cash and cash equivalents at end of period	$126,895	$17,321

	Three Months Ended June 30		Nine Months Ended June 30
Statistics	2004	2003	2004	2003
Heating degree days *	237	218	3,249	3,437
Percent of normal *	94%	86%	96%	101%
Consolidated utility gas throughput (MMcf as metered)	42,574	39,807	208,584	210,894
Consolidated natural gas marketing sales volumes (MMcf)	47,640	48,316	173,729	181,013
Natural gas meters in service	1,680,008	1,673,976	1,680,008	1,673,976
Utility average cost of gas	$6.49	$6.23	$6.56	$5.78

*	Adjusted for weather-normalized operations. For periods beginning October 1, 2002, the normal heating-degree-day calculation utilized updated 30-year normal weather data.

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